  EXHIBIT 99.1

Contact: Insignia Systems, Inc. Investor Relations (763) 392-6200

Insignia Systems, Inc. Announces Cooperation Agreement with Air T, Inc.
Insignia Appoints Two New Independent Directors

Schedules Annual Meeting of Shareholders

MINNEAPOLIS, MN – May 18, 2018 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia” or the “Company”) today announced that it has entered into a Cooperation Agreement with Air T, Inc. and funds affiliated with Air T, Inc. (the “Air T Group”), which together own approximately 31.9% of the Company’s outstanding shares. Pursuant to the terms of the agreement, the Board has appointed Suzanne L. Clarridge and Loren A. Unterseher as new independent directors of the Company, effective immediately. Ms. Clarridge and Mr. Unterseher will stand for re-election to the Board at the Company’s 2018 annual meeting of shareholders.

F. Peter Zaballos, current Chairman of the Board of Directors, has announced his retirement from the Board, also effective immediately. Following the new appointments and Mr. Zaballos’s retirement, the Board will be composed of six members, five of whom are independent.

Additionally, current director Steven Zenz announced that he will retire from the Board effective as of the Company’s 2019 annual meeting of shareholders. Pursuant to the Cooperation Agreement, the Company and the Air T Group have agreed to collaboratively identify and appoint a replacement for Mr. Zenz in 2019, should the Board decide to do so.

Insignia’s Board of Directors issued the following statement about the agreement:

“We are pleased to have reached an agreement with the Air T Group that will allow the Company to continue focusing on the overall transformation of the Company, which creates sustainable value for all shareholders. With the addition of Suzanne and Loren as directors, we are also continuing to execute the Board-refreshment strategy that we began in 2017 with the election of Rachael Vegas and Jacob Berning to the Board. We look forward to welcoming Suzanne and Loren, and we thank Peter for his many contributions and leadership during the last three years.”

Air T, Inc. Chairman and CEO Nick Swenson issued the following statement:

“Our Cooperation Agreement with Insignia demonstrates our commitment to responsible corporate governance and significant long-term ownership. We believe Kristine Glancy and her team are on the right track, and we look forward to their continued transformation of the Company. Our selection of two independent directors is intended to bring new voices to the board in the advancement of shareholder interests. Most pragmatically, we believe our Cooperation Agreement will start a new chapter in Insignia’s history and give management and the board the white space they need to execute on their plans.”

The agreement between the Company and the Air T Group also provides that the Company will submit a proposal at its 2018 Annual Meeting for disinterested shareholders to determine, under Minnesota’s Control Share Acquisition Act, whether to restore voting rights to those shares held by the Air T Group and its affiliates above 20 percent of the Company’s outstanding shares. The Air T Group also agreed to vote its shares in favor of the Board-recommended proposals at the Company’s 2018 annual meeting, unless Institutional Shareholder Services recommends otherwise, and to customary standstill provisions ending in 2020. The Company will file the agreement on Form 8-K with the U.S. Securities and Exchange Commission.

Annual Meeting of Shareholders

The Company also announced that it will conduct its 2018 annual meeting of shareholders on July 20, 2018. The proxy statement containing the meeting details and admission procedures is expected to be available no later than June 1, 2018 to shareholders of record as of May 21, 2018.

About Suzanne L. Clarridge

Suzanne L. Clarridge is the founder of My Brands Inc., a company providing direct-to consumer solutions to consumer packaged goods (CPG) companies, and has served as President, Chief Executive Officer and the director of My Brands since 2001. At My Brands, Ms. Clarridge develops the strategic vision for the company, oversees finances, operations and employees, and manages the full sales cycle. Ms. Clarridge began her career at the State University of New York at Brockport, teaching marketing and management. Following that, she pursued a career in marketing and general business management with companies including Diamond Packaging, Hefty (Mobil) and Fisher Price (Mattel). The majority of her CPG career was spent with Hefty where she began as Assistant Brand Manager. She was promoted to senior brand management positions as she worked on Hefty Cinch Sak, Hefty Cups and Hefty Plates. Ms. Clarridge has a B.A. from Oakland University in Rochester, Michigan, and an M.B.A. in Marketing from the Rochester Institute of Technology. She serves on the President’s advisory board of the Rochester Institute of Technology.

About Loren A. Unterseher

Loren A. Unterseher is a Managing Director of Oxbow Industries, LLC, a holding company investing in middle-market private companies, which position he has held since 2004. Over his career, Mr. Unterseher has completed over $2.5 billion in corporate finance transactions. Prior to Oxbow Industries, Mr. Unterseher was a Principal/Shareholder & Director of Mergers and Acquisitions for Craig-Hallum Capital Group. Prior to Craig-Hallum, he was Director of Private Equity for Lazard Middle Market (f/k/a Goldsmith Agio Helms). Mr. Unterseher started his investment banking career as a Vice-President in Mergers and Acquisitions at RBC (f/k/a Dain Rauscher). He began his professional career as an attorney and was a Partner at Stinson Leonard Street (f/k/a Leonard, Street & Deinard), a major Minneapolis based law firm. Mr. Unterseher is currently Chairman of the Board of Inno-flex, LLC, a private company (a director since 2016), and serves on the boards of SkyWater Technology Foundry, Inc. (since 2017), SixSpeed, LLC (since 2016) and Town & Country Fence, LLC (since 2017), each of which is a private company. Mr. Unterseher has served on several private company and not for profit boards of directors. He holds a B.B.A. degree in Finance from the University of Iowa and a J.D. from the University of North Dakota.

About Insignia Systems, Inc.

Insignia Systems, Inc. markets in-store advertising products, programs and services primarily to both consumer-packaged goods manufacturers and retailers. Insignia provides at-shelf media solutions in over 21,000 retail outlets, inclusive of grocery, mass merchants and dollar. We partner with over 300 consumer packaged goods manufacturers across various categories including center store, refrigerated, frozen and the perimeter. For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com. Investor inquiries can be submitted to investorrelations@insigniasystems.com.

About Air T, Inc.

Established in 1980, Air T, Inc. is a diversified holding company with four core industry segments: overnight air cargo, aviation ground support equipment manufacturing, aviation ground support maintenance services, and commercial jet engines. Air T’s ownership interests consist of a broad set of operating and financial assets that are designed to expand, strengthen and diversify Air T’s cash earnings power. Air T’s goal is to build on its core businesses, to expand into adjacent industries, and when appropriate, to acquire companies that it believes fit into the Air T family. For more information, visit www.airt.net.